SCHEDULE 14A
                           Proxy Statement Pursuant to
                    Section 14(a) of the Securities Exchange
                         Act of 1934 (Amendment No. __)


Filed by the Registrant                     [ ]

Filed by a Party other than the Registrant  [x]

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[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-12

                                Biogen Idec Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Carl C. Icahn
                             Dr. Alexander J. Denner
                                Dr. Anne B. Young
                              Professor Richard C.
                                    Mulligan
                               Vincent J. Intrieri
                                Keith A. Meister
                                 David Schechter
                                Icahn Partners LP
                          Icahn Partners Master Fund LP
                        Icahn Partners Master Fund II LP
                        Icahn Partners Master Fund III LP
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                           Icahn Enterprises G.P. Inc.
                         Icahn Enterprises Holdings L.P.
                                   IPH GP LLC
                               Icahn Capital L.P.
                                Icahn Onshore LP
                                Icahn Offshore LP
                                  Beckton Corp.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


     On June 4, 2008, Carl C. Icahn distributed a memorandum concerning Biogen Idec Inc. to a number of shareholders of Biogen Idec Inc. and other interested parties. The memorandum is attached hereto as Exhibit I and is incorporated herein by reference.

                                                                       EXHIBIT I
                                                                       ---------

              BIOGEN'S SALES PROCESS: WHEN WILL WE KNOW THE TRUTH?

         BIOGEN'S OWN DOCUMENTS SHOW A NUMBER OF STATEMENTS THEY MADE IN
                CONNECTION WITH THIS PROXY STATEMENT ARE UNTRUE.

     In connection with our lawsuit against Biogen Idec Inc. to compel the Company to provide us with certain books and records relating to the Company's efforts to sell itself in the fall 2007, on May 29, 2008, in compliance with an order of the Delaware Court of Chancery, the Company provided us with approximately 215 pages of documents concerning the failed sales process.

     On May 30, 2008, Biogen made all of those documents available to the public through an SEC filing. In that filing, the Company asserted (among other things) that: "[t]hese documents are consistent with Biogen Idec's prior public statements about the [sale] Process and demonstrate that the [sale] Process was comprehensive and fair." We disagree. The documents are not consistent with their public statements.

     The Company did not inform its stockholders that it had been compelled to produce the documents by the Delaware Court of Chancery as a result of our lawsuit.

     Importantly, it is clear from the documents they produced that at least one bidder asked to talk to Elan before they submitted a "firm and binding" offer. The documents do not indicate whether the bidder was permitted to speak with Elan, but do indicate that the bidder walked away from the process.

     As we indicate below, these documents show that a number of the statements made by Biogen during this proxy contest are untrue.

     The following memorandum briefly sets forth our initial findings of the many inconsistencies between the Company's public statements and the 215 pages of documents recently provided to us.

--------------------------------------------------------------------------------
o POINT ONE: During Biogen's February 6, 2008 fourth-quarter 2007 earnings call, Mullen stated:

          "Our board, in consultation with management and advisors, developed and executed a sale process that was professional, objective and thorough and was designed to elicit the highest possible value for the Company's shareholders."

     In addition, in responding to the Icahn entities' books and records demand, the Company stated:

          "[T]he Board authorized, supervised and was fully informed of the design and conduct of the Strategic Process."

o The documents that the Icahn parties compelled the Company to produce through an action in the Delaware Court of Chancery (the "Compelled Production") raise serious questions about the veracity of the Company's above representations. For example:

     o The minutes of the October 12, 2007 meeting of the Biogen Board of Directors (the "Board") produced by the Company contain no mention of the Board being advised of the design of the sale process and no mention of the Board approving any specific sale-process procedures.

     o The Compelled Production does not contain a single document pre-dating October 12, 2007.(1) This strongly suggests that the Board had no involvement in developing or designing the sale process.

     o    The first  reference in any Board  minutes to potential  bidders being precluded from talking to Elan appears in the December 9, 2007 minutes. At that meeting (which was held two days after binding offers were due from bidders), Jim Mullen, chief executive officer of the Company, informed the Board that a bidder (whose identity has been redacted by the Company) "had been advised that they would be invited to speak with Elan after the submission of their proposal and that they could revise their proposal after speaking with Elan."(2)

_________________________
(1) The Order of Delaware Court of Chancery required the Company to produce "all presentations, memoranda, reports or other such material that address how [the sale process] was to be designed or conducted, or how the process was in fact designed," which documents were provided to the Board or passed between any corporate officer, senior manager or advisor of the Company.
(2) Mullen's statement to the Board here appears to conflict with a November 20, 2007 bid process letter sent by Merrill Lynch and Goldman Sachs, on the Company's behalf, to a potential bidder (whose identity was also redacted by the Company) explaining how "discussions" with Elan would take place. See Point Two.

     o After an inquiry by the Icahn entities about the propriety of certain redactions in the Compelled Production, the Company removed some of the redactions from the December 9, 2007 minutes. These unredacted minutes reveal that, at the December 9, 2007 Board meeting, the Board requested that "during such meeting, the Company's management and advisors review with the Board the entire sale process in thorough detail." It appears that the "such meeting" at which the Board requested the review to take place was the December 12, 2007 Board meeting (which is when the review did in fact take place).

     o In addition, the unredacted December 9, 2007 Board minutes identify "Neptune" as the previously unidentified bidder who had not submitted a final bid.

     o It appears that the Board received its first (and only) detailed explanation of the "design" of the sale process at the December 12, 2007 board meeting. Thus, the Compelled Documents strongly suggest that the Board was not made aware of the design and conduct of the sale process until it had concluded on December 12, 2007.

o POINT TWO: At the January 7, 2008 break-out session of the JPMorgan Healthcare Conference, Mullen stated:

          "And at the end we asked parties to submit a binding offer and a marked up contract contingent only on the resolution of change and [sic] control agreements. And then the acquirer or if there were several very close companies would have had direct negotiations with Genentech and Elan before executing a definitive agreement. So this last part I think sounds a lot different from what I've heard and have seen written out there."

     o Among the Compelled Production is a redacted November 20, 2007 letter that invited an unidentified bidder "to submit a firm and binding proposal . . . for the acquisition of Biogen Idec . . . in conformity with the guidelines set forth below" by "Friday, December 7, 2007 (the `Submission Time')."

          o The guidelines in the letter require the proposal to (i) "include the specific price per share (in U.S. Dollars) that you are prepared to pay for all of the outstanding shares of common stock" and "all outstanding options or rights to acquire common stock", (ii) "indicate the best and final financial terms under which you are willing to enter into the Agreement," (iii) "state that you will execute the Agreement in the form attached hereto" or include a mark-up of the Agreement that you would sign, (iv) include "details of any required sources of financing" and "firm commitment letters from your financing sources, if any," and (v) not be subject to "the completion of additional business, legal or other due diligence" or "financing contingencies."

          o    The letter goes on to state:

          "After the Submission Time, Biogen Idec will select a prevailing prospective purchaser. The selected prevailing prospective purchaser will be given the exclusive opportunity to engage in discussions with representatives of Elan Pharma International Limited regarding the Tysabri collaboration. Any such discussions would take place prior to entering into the Agreement and would be limited to a defined time period" (emphasis added). In fact, the way that letter is written a bidder could conclude that no matter what they discussed with Elan, the bidder would have to thereafter execute the merger agreement.

          o Comparing Mullen's above comments to the November 20, 2007 bid process letter reveals the following inconsistencies:

               o The November 20, 2007 letter calls into question the accuracy of Mr. Mullen's representation that "the acquirer or if there were several very close companies would have had direct negotiations with Elan and Genentech before executing a definitive agreement." The November 20, 2007 bid process letter gave the prevailing bidder the right to "engage in discussions" with Elan about the "Tysabri collaborations," but the letter says nothing about bidders being able to further negotiate price or other terms with Biogen following those discussions.

               o The bid process letter clearly states that "Biogen Idec will select a prevailing prospective purchaser" who would then have the opportunity to engage in "exclusive" discussions with Elan. Thus, it appears that only one bidder would be permitted to have exclusive discussions with Elan, not "several very close companies" as Mullen asserted.

               o The November 20, 2007 letter also says nothing about bidders being permitted to talk to Genentech.

o POINT THREE: At the January 7, 2008 break-out session of the JPMorgan Healthcare Conference, Mullen stated:

          "And from our perspective we don't believe that that CDA created any impediments to the sale process, and that is something we specifically reviewed with the Board of Directors to ensure that we were satisfied with that."

     At the same session, Mullen further stated:

          "I don't believe the CDA in any way gotten [sic] in the way of people entering the process or continuing the process."

     Also, in the Company's response to the Icahn entities' books and records demand, the Company asserted that:

          "[The CDAs] requirements did not dissuade potential bidders from fully participating in the Strategic Process at any stage . . ."

     o The following documents in the Compelled Production suggest that managements' above statements are not accurate:

          o The December 12, 2007 Board minutes also reflect that at least one potential bidder "had requested a meeting with representatives of Elan Corporation prior to submitting a proposal." A reader could conclude from the same minutes that the Company did not allow such a meeting to occur because of the sale-process procedures. Finally, the December 12, 2007 minutes reflect that the bidder "declined to submit a final proposal by the due date" established by the Company.

          o A reader could conclude from the December 9 and 12, 2007 Board minutes (and other public statements by the Company) that the restriction against bidders talking to Elan and Genentech did in fact dissuade potential bidders from "entering the process or continuing the process."

          o Finally, the above-quoted minutes also call into question Mullen's conflicting public explanations for the failure of the sale process. At one point, Mullen claimed that the failure was caused by "market conditions" and, at another, he said it was because "the perceived risk profile of TYSABRI at this time is simply too great." As stated above, a reader of the December 12, 2007 minutes could conclude that, with regards to at least one bidder, the sale process failed because the Company refused that bidder's request to talk to Elan.

--------------------------------------------------------------------------------

In conclusion, Biogen's books and records show that:

     o the Board had very little input in designing and supervising the sales process,

     o it appears at least one potential bidder was denied its request to talk to Elan before submitting a binding offer, which may have caused that bidder to walk away from the process, and

     o a number of Biogen's assertions regarding the process are not consistent with their own documents.